Exhibit 99.1
News Release

Novelis Reports Record Fiscal 2018 Second Quarter Results
Company performance delivers best-ever quarterly results; raises FY18 guidance

Second Quarter Fiscal Year 2018 Highlights

•	Net income a record $307 million; excluding special items, net income increased 30% YoY

•	Record Adjusted EBITDA increased 12% YoY from $270 million to $302 million

•	Net Sales increased 18% YoY to $2.8 billion

•	Record shipments of 802 kilotonnes increased 4% YoY; automotive shipments increased 12%

•	Received $314 million in cash proceeds for joint venture transaction at Ulsan Aluminum

•	Raised full fiscal year 2018 Adjusted EBITDA guidance to $1,150-$1,200 million

ATLANTA, November 2, 2017 – Novelis, the world leader in aluminum rolling and recycling, today reported net income of $307 million for the second quarter of fiscal year 2018, compared to a net loss of $89 million in the prior year period. Excluding tax-affected special items in both years, the company reported net income of $78 million in the second quarter of fiscal 2018, up from $60 million reported in the second quarter of fiscal 2017.
The increase in net income, excluding special items, is mainly due to a 12 percent increase in Adjusted EBITDA to a record high $302 million for the second quarter of fiscal 2018. The year-over-year improvement in Adjusted EBITDA is primarily a result of higher shipments, favorable metal costs and operational efficiencies, partially offset by lower beverage can pricing. Adjusted EBITDA reached $377 per ton in the quarter.
Net sales increased 18 percent over the prior year to $2.8 billion for the second quarter of fiscal 2018, driven by higher average aluminum prices and higher total shipments. Shipments of flat rolled products increased four percent to an all-time quarterly record 802 kilotonnes. All regions reported higher total shipments year-over-year. Automotive sheet shipments increased 12 percent, as production has continued to successfully ramp to meet strong customer demand in this growing market.
“As an industry, we are seeing increasing demand for lightweight, high-strength aluminum from global automotive customers based on aluminum’s ability to provide equal or better quality, strength and safety compared to other materials,” said Steve Fisher, President and Chief Executive Officer for Novelis. “At Novelis, our strategy to grow alongside our customers who are adopting innovative aluminum solutions to meet their design, performance and sustainability needs has resulted in a strong balance sheet and the ability to raise our full year guidance. With this increased strategic flexibility we are now actively seeking organic investment opportunities to further expand our leadership position in the growing automotive aluminum sector.”
The company reported free cash flow of $101 million for the second quarter of fiscal 2018, despite a significant rise in aluminum prices during the quarter. The $57 million improvement in free cash flow over the prior year is primarily a result of higher Adjusted EBITDA and lower cash interest payments due to refinancing savings and timing. Capital expenditures in the second quarter of fiscal 2018 were $43 million, $3 million less than the prior year.

"Our continued strong financial performance and proceeds from the Ulsan joint venture transaction further improved our net leverage position in the quarter, and we remain on track to generate record free cash flow this fiscal year,” said Devinder Ahuja, Senior Vice President and Chief Financial Officer for Novelis.
As of September 30, 2017, the company reported a very strong liquidity position of $1.6 billion.

Full Year Fiscal 2018 Guidance
With strong first half performance and positive momentum going into the second half of the fiscal year, the company raises its fiscal 2018 Adjusted EBITDA guidance to be between $1,150-$1,200 million for the full year. The guidance for fiscal 2018 free cash flow to be between $400-450 million is unchanged, as the company balances working capital headwinds due to higher average aluminum prices with a stronger Adjusted EBITDA outlook.

(in $ millions)	Revised Guidance	Previous Guidance
Adjusted EBITDA	$1,150-$1,200	$1,100-$1,150
Free Cash Flow	$400-$450	$400-$450

Second Quarter of Fiscal Year 2018 Earnings Conference Call
Novelis will discuss its second quarter of fiscal year 2018 results via a live webcast and conference call for investors at 10:30 a.m. ET on Thursday, November 2, 2017. To view slides and listen only, visit the web at https://cc.callinfo.com/r/1erixr8ypzgbq&eom. To join by telephone, dial toll-free in North America at 800 920 4317, India toll-free at 18002662118 or the international toll line at +1 212 231 2925. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 10 countries, has approximately 11,000 employees and reported $10 billion in revenue for its 2017 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA, Free Cash Flow, Reconciliation to Liquidity, Reconciliation to Net Income excluding Certain Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about the company's ability to achieve record free cash flow for fiscal 2018. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; the effect of taxes and changes in tax rates; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
Net sales	$2,794	$2,361	$5,463	$4,657
Cost of goods sold (exclusive of depreciation and amortization)	2,361	1,980	4,622	3,910
Selling, general and administrative expenses	124	108	230	200
Depreciation and amortization	91	90	181	179
Interest expense and amortization of debt issuance costs	64	81	128	164
Research and development expenses	16	14	31	27
Gain on assets held for sale	—	(1)	—	(2)
(Gain) loss on sale of a business, net	(318)	27	(318)	27
Loss on extinguishment of debt	—	112	—	112
Restructuring and impairment, net	7	1	8	3
Equity in net loss of non-consolidated affiliates	1	—	1	—
Other expense, net	25	11	13	39
	2,371	2,423	4,896	4,659
Income (loss) before income taxes	423	(62)	567	(2)
Income tax provision	116	27	159	63
Net income (loss)	307	(89)	408	(65)
Net income attributable to noncontrolling interests	—	—	—	—
Net income (loss) attributable to our common shareholder	$307	$(89)	$408	$(65)

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except number of shares)

	September 30, 2017	March 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$949	$594
Accounts receivable, net
— third parties (net of uncollectible accounts of $7 and $6 as of September 30, 2017 and March 31, 2017)	1,290	1,067
— related parties	180	60
Inventories	1,488	1,333
Prepaid expenses and other current assets	118	137
Fair value of derivative instruments	71	113
Assets held for sale	3	3
Total current assets	4,099	3,307
Property, plant and equipment, net	3,067	3,357
Goodwill	607	607
Intangible assets, net	433	457
Investment in and advances to non–consolidated affiliates	799	451
Deferred income tax assets	80	86
Other long–term assets
— third parties	96	94
— related parties	8	15
Total assets	$9,189	$8,374
LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities
Current portion of long–term debt	$144	$121
Short–term borrowings	342	294
Accounts payable
— third parties	1,957	1,722
— related parties	57	51
Fair value of derivative instruments	125	151
Accrued expenses and other current liabilities	558	580
Total current liabilities	3,183	2,919
Long–term debt, net of current portion	4,403	4,437
Deferred income tax liabilities	142	98
Accrued postretirement benefits	803	799
Other long–term liabilities	232	198
Total liabilities	8,763	8,451
Commitments and contingencies
Shareholder’s equity (deficit)
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of September 30, 2017 and March 31, 2017	—	—
Additional paid–in capital	1,404	1,404
Accumulated deficit	(510)	(918)
Accumulated other comprehensive loss	(450)	(545)
Total equity (deficit) of our common shareholder	444	(59)
Noncontrolling interests	(18)	(18)
Total equity (deficit)	426	(77)
Total liabilities and equity (deficit)	$9,189	$8,374

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Six Months Ended September 30,
	2017	2016
OPERATING ACTIVITIES
Net income (loss)	$408	$(65)
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	181	179
Loss (gain) on unrealized derivatives and other realized derivatives in investing activities, net	12	(1)
Gain on assets held for sale	—	(2)
(Gain) loss on sale of business	(318)	27
Loss on sale of assets	2	6
Impairment charges	6	—
Loss on extinguishment of debt	—	112
Deferred income taxes	47	(4)
Amortization of fair value adjustments, net	—	6
Equity in net loss of non-consolidated affiliates	1	—
(Gain) loss on foreign exchange remeasurement of debt	(2)	2
Amortization of debt issuance costs and carrying value adjustments	10	9
Other, net	4	—
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(310)	(159)
Inventories	(107)	(115)
Accounts payable	163	22
Other current assets	26	6
Other current liabilities	(31)	(90)
Other noncurrent assets	(2)	(9)
Other noncurrent liabilities	4	49
Net cash provided by (used in) operating activities	94	(27)
INVESTING ACTIVITIES
Capital expenditures	(82)	(90)
Proceeds from sales of assets, third party, net of transaction fees and hedging	1	1
Proceeds (outflows) from the sale of a business, net of certain transaction fees	314	(13)
Proceeds from investment in and advances to non-consolidated affiliates, net	8	9
Proceeds from settlement of other undesignated derivative instruments, net	1	6
Net cash provided by (used in) investing activities	242	(87)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	—	2,765
Principal payments of long-term and short-term borrowings	(64)	(2,609)
Revolving credit facilities and other, net	88	(3)
Debt issuance costs	(4)	(134)
Net cash provided by financing activities	20	19
Net increase (decrease) in cash and cash equivalents	356	(95)
Effect of exchange rate changes on cash	(1)	12
Cash and cash equivalents — beginning of period	594	556
Cash and cash equivalents — end of period	$949	$473

Reconciliation of Net income (loss) attributable to our common shareholder to Adjusted EBITDA (unaudited)
The following table reconciles Net income (loss) attributable to our common shareholder to Adjusted EBITDA, a non-GAAP financial measure, for the three and six months ended September 30, 2017 and 2016.

(in millions)	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
Net income (loss) attributable to our common shareholder	$307	$(89)	$408	$(65)
Income tax provision	116	27	159	63
Interest, net	62	79	124	159
Depreciation and amortization	91	90	181	179
EBITDA	576	107	872	336

Unrealized losses (gains) on change in fair value of derivative instruments, net	18	(4)	2	3
Realized gains on derivative instruments not included in segment income	—	—	(1)	(1)
Adjustment to reconcile proportional consolidation	8	8	16	16
Loss on sale of fixed assets	1	2	2	6
Gain on assets held for sale	—	(1)	—	(2)
Loss on extinguishment of debt	—	112	—	112
Restructuring and impairment, net	7	1	8	3
(Gain) loss on sale of a business, net	(318)	27	(318)	27
Metal price lag (A)	5	14	6	27
Other, net	5	4	4	11
Adjusted EBITDA	$302	$270	$591	$538

(A)
Effective in the first quarter of fiscal 2018, management removed the impact of metal price lag from Adjusted EBITDA in order to enhance the visibility of the underlying operating performance of the company. The impact of metal price lag is now reported as a separate line item in this reconciliation. This change does not impact our condensed consolidated financial statements. Adjusted EBITDA for the prior period presented has been updated to reflect this change.

Free Cash Flow (unaudited)
The following table shows “Free cash flow” for the six months ended September 30, 2017 and 2016.

(in millions)	Six Months Ended September 30,
	2017	2016
Net cash used in operating activities	$94	(27)
Net cash used in investing activities	242	(87)
Less: Proceeds from the sale of a business, net of transaction fees, cash income taxes and hedging	(312)	12
Free cash flow (A)	$24	$(102)

(A)
Effective in the second quarter of fiscal 2018, management clarified the definition of “Free cash flow” (a non-GAAP measure) to reduce "Proceeds on the sale of assets, net of transaction fees and hedging" by cash income taxes to further enable users of the financial statements to understand cash generated internally by the company. This change does not impact the condensed consolidated financial statements or significantly impact prior periods.

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles the ending balances of cash and cash equivalents to total liquidity as of September 30, 2017 and March 31, 2017.

(in millions)	September 30, 2017	March 31, 2017
Cash and cash equivalents	$949	$594
Availability under committed credit facilities	700	701
Total liquidity	$1,649	$1,295

Reconciliation of Net income (loss) attributable to our common shareholder to Net income attributable to our common shareholder, excluding special items (unaudited)
The following table presents Net Income attributable to our common shareholder excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

(in millions)	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
Net income (loss) attributable to our common shareholder	$307	$(89)	$408	$(65)
Special Items:
Gain on assets held for sale	—	(1)	—	(2)
(Gain) loss on sale of a business, net	(318)	27	(318)	27
Loss on extinguishment of debt	—	112	—	112
Metal price lag	5	14	6	27
Restructuring and impairment, net	7	1	8	3
Tax effect on special items	77	(4)	77	(9)
Net income attributable to our common shareholder, excluding special items	$78	$60	$181	$93

Segment Information (unaudited)
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended September 30, 2017	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA (A)	$124	$51	$37	$90	$—	$302

Shipments
Rolled products - third party	270	234	178	120	—	802
Rolled products - intersegment	4	3	2	11	(20)	—
Total rolled products	274	237	180	131	(20)	802

Selected Operating Results Three Months Ended September 30, 2016	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA (A)	$93	$49	$46	$82	$—	$270

Shipments
Rolled products - third party	252	232	175	114	—	773
Rolled products - intersegment	—	4	1	7	(12)	—
Total rolled products	252	236	176	121	(12)	773

Selected Operating Results Six Months Ended September 30, 2017	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA (A)	$240	$108	$81	$162	$—	$591

Shipments
Rolled products - third party	541	465	354	227	—	1,587
Rolled products - intersegment	6	7	6	14	(33)	—
Total rolled products	547	472	360	241	(33)	1,587

Selected Operating Results Six Months Ended September 30, 2016	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA (A)	$186	$106	$92	$154	$—	$538

Shipments
Rolled products - third party	493	473	351	211	—	1,528
Rolled products - intersegment	1	9	3	13	(26)	—
Total rolled products	494	482	354	224	(26)	1,528

(A)
Effective in the first quarter of fiscal 2018, management removed the impact of metal price lag from Adjusted EBITDA. Adjusted EBITDA for prior periods presented has been updated to reflect this change.